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                                                                    EXHIBIT 4.4


                 THIRD AMENDMENT TO AMENDED AND RESTATED BYLAWS
                                       OF
                                XETA CORPORATION




          The undersigned Secretary of XETA Corporation hereby certifies that
Section 4.5 of Article 4 to the Amended and Restated Bylaws of XETA Corporation was, pursuant to a Memorandum of Action of the Board of Directors dated July 15, 1999, amended to read as follows:

               "4.5(a) Chief Executive Officer. The office of Chief Executive Officer (if such office is created by the Board of Directors), shall be the chief executive officer of the Corporation and shall be subject to the control of the Board of Directors. The Chief Executive Officer shall have general supervision and control of the business and affairs of the Corporation; shall have direct supervision over the office of President; and shall exercise and perform such other specific powers and duties as may be assigned to him from time to time by the Board of Directors. The Chief Executive Officer shall, if present, preside at all meetings of the Board of Directors and shareholders, and shall have authority to execute instruments and to enter into contracts on behalf of the Corporation, except in cases where the signing and execution thereof are expressly delegated by the Board of Directors or the Corporation's Bylaws to some other officer or agent of the Corporation.

               4.5(b) President. The office of President shall be the chief operating officer of the Corporation and shall be subject to the control of the Chief Executive Officer (if there be one) and the Board of Directors. Subject to the supervisory powers given by the Board of Directors to the Chief Executive Officer, the President shall be responsible for the general administration and management of the business and day-to-day operations of the Corporation and shall, together with the Chief Executive Officer, see that all orders and resolutions of the Board of Directors are carried into effect. The President shall in general perform all duties normally incident to the office of the President and shall exercise and perform such other specific powers and duties as may be assigned to him from time to time by the Board of Directors or by the Chief Executive Officer. If there be no office of Chief Executive Officer, the President shall be the chief executive officer of the Corporation. He shall, in the absence of the Chief Executive Officer (or if there shall be no such officer), preside at all

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          meetings of the shareholders and of the Board of Directors. He may sign, with the Secretary or any other proper officer of the Corporation, certificates of shares of the Corporation, any deeds, mortgages, bonds, contracts or other instruments which the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed."

     In all other respects, the Bylaws of XETA Corporation, as amended, remain unchanged and in full force and effect.



                                                 /s/  ROBERT B. WAGNER
                                                 -------------------------------
                                                 Robert B. Wagner, Secretary


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